EXHIBIT 99.3
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           [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]







   Board of Directors
   NiSource Inc.
   801 East 86th Avenue
   Merrillville, Indiana 46410-6272

   Members of the Board:

             We hereby consent to the inclusion of our opinion letter to the Board of Directors of NiSource Inc. ("NiSource") as Annex III to the Joint Proxy Statement/Prospectus of NiSource and Columbia Energy Group ("Columbia") relating to the proposed merger transaction involving NiSource and Columbia, and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors","OPINIONS OF FINANCIAL ADVISORS -- Opinion of NiSource's Financial Advisor" and "THE MERGER -- NiSource's Reasons for the Merger; Recommendation of NiSource's Board." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                         By: /s/CREDIT SUISSE FIRST BOSTON CORPORATION
                             -----------------------------------------
                             CREDIT SUISSE FIRST BOSTON CORPORATION






   New York, New York
   April 3, 2000